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                                                                    EXHIBIT 99.4


     The undersigned hereby consents to the use of its market projections (see below) and related assumptions, and to the reference to its name in the Registration Statement on Form S-1, including any amendments thereto (each a "Registration Statement") of Witness Systems, Inc., and the prospectus included therein, including, without limitation, any references under the headings "Prospectus Summary" and "Business." The undersigned also grants its permission to include a copy of this consent as a part of any Registration Statement.


December 22, 1999                       /s/  Elizabeth Anne Brady       12/28/99
                                        ----------------------------------------
                                             Yankee Group

                                        By:  Elizabeth Anne Brady
                                           -------------------------------------

                                        Its: Internet Market Strategies Practice
                                            ------------------------------------


"The Yankee Group estimates that the average cost to acquire a single customer by Amazon.com, eBay and Preview Travel has risen approximately 45% from the second quarter of 1998 to the second quarter of 1999. It is imperative that companies retain these costly new customers to capitalize on their investment. As a result, we believe that companies who deliver excellent service to their customers will develop longer-term, more profitable customer relationships."